HF FOODS GROUP INC
6325 S. Rainbow Blvd., Las Vegas, NV 89117
April 15, 2022
Felix Lin
179 Broadleaf Drive
Macon, GA 31210
Re: Offer of Employment – Chief Operating Officer
Dear Felix:
HF Foods Group, Inc. (hereinafter, the “Company”) is pleased to extend an offer of employment to you for the position described below and based upon the terms outlined. Please take the time necessary to read this offer of employment in its entirety and contact me with any questions concerning its contents.
Title and Start Date
Your employment as Chief Operating Officer with the Company will commence on May 1, 2022.
Work Location and Reporting
Your work site is located at the Company offices in Las Vegas, Nevada (and periodically in Los Angeles, California). You will report directly to Peter Zhang, Chief Executive Officer.
Classification of Employment
Your employment classification is defined as Salary and Exempt from overtime.
Compensation Package
Base Salary: $450,000 (Annually), payable in regular bi-weekly installments less applicable payroll deductions and statutory withholdings permissible under federal and state law. Your base salary will be reviewed on an annual basis.
Bonus Target: Your annual target bonus will be equal to 100% of your Base Salary (Full Year Eligibility for 2022).
LTI: You will be eligible for equity grants in the form of Restricted Stock Units (RSUs) and Performance Stock Units (PSUs), subject to annual Compensation Committee approval. For 2022, you will receive RSUs equal to the value of 50% of your Base Salary, and PSUs equal to the value of 50% of your Base Salary
Sign On LTI: As soon as practicable after your start date, you will receive a grant of RSUs equal to $100,000 (# of Shares will be based on closing price of grant date)
Severance: You will be eligible for “C-Suite” severance benefits in the HF Foods Group Severance Plan. Those benefits include payment of 1x Base Salary for termination without cause, or termination for good reason, and 2x Base Salary for a termination by the Company or acquiring party in conjunction with a change in control. Details on the benefits and restrictions are set forth in the Plan, a copy of which will be provided to you
Relocation:
You will relocate within 12 months from your start date. You will be eligible for the following benefits related to the sale of your home and the purchase of your new home:
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Corporate housing allowance/coverage
Travel expense reimbursement
Move of Household Goods
Closing Costs Reimbursement (normal closing costs associated with buying and selling of homes, including real estate commission)
Reimbursement of housing hunting trips for family
Board Transition
You will transition to a non-independent board member on May 1, 2022, and will resign your position on the board when a new independent board member is appointed. You will remain as Audit and Special Investigation Committee chairs through April 30, 2022. You will receive pro-rated board fees through April 30, 2022, and you will be eligible for the annual board equity grant for 2022 as soon as practicable.
Benefit Eligibility Period
Information pertaining to benefit options and eligibility provisions, such as health insurance and 401(k) enrollment, will be provided upon hiring. The Company will reimburse you for any COBRA payments you make to retain your current healthcare coverage until you are eligible to join the Company’s healthcare coverage.
Company Policies and Procedures
We will provide you with the Company Employee Handbook at your orientation. You are required to review the Employee Handbook in its entirety and sign the acknowledgement. We ask that you abide by the policies and procedures set forth in this Handbook, bringing any questions or comments to the attention of either your supervisor or a Human Resources representative.
Expenses
The Company will promptly reimburse you for any expenses incurred in connection with the performance of your job duties.
Employment Contingencies
Your offer of employment by the Company is contingent upon receiving the following documentation:
Signed offer letter
Signed Acknowledgement that you have reviewed the Employee Handbook within three (3) days of your date of hire
Submitting documentation within three (3) days of your date of hire, to satisfy U.S. employment eligibility requirements in accordance with federal law
Employment Relationship

Your employment with the Company is defined as “at-will”. Both you and the Company may decide to terminate the employment relationship at any time, for any reason or no reason, with or without cause or prior notice from either you or the Company.
Expiration of Offer
If this offer of employment is not accepted by you on or before the end of business on April 20, 2022, it will be subject to revocation by the Company.
If you understand and agree to the terms set forth in this offer of employment, please sign both copies where indicated and return one original letter to me. Please retain one original copy of this offer letter for your files.
Please contact me should you have any questions. We are excited and look forward to having you on our team.
I HAVE READ THE ABOVE TERMS OF THIS OFFER OF EMPLOYMENT AND I FULLY UNDERSTAND, ACCEPT AND AGREE TO THEM.

Xi Lin (Felix)	04/15/2022
Print Full Name	Date
/s/ Xi Lin (Felix)
Signature
Sincerely,
Peter Zhang
Chief Executive Officer

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